Toni Perazzo
Chief Financial Officer
(650) 340 1888
                                                                                              FOR   IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS THIRD QUARTER 2011 RESULTS

(BURLINGAME, CA), November 8, 2011 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the third quarter ended September 30, 2011.

For the third quarter ended September 30, 2011, the Company reported total revenues of $6.2 million compared with total revenues of $6.9 million for the same period a year ago.  For the nine months ended September 30, 2011, the Company reported total revenues of $17.9 million compared with revenues of $24.8 million for the same period a year ago.

The Company reported a net loss of $243,000 or ($0.16) per diluted share, for the third quarter of 2011, compared to net income of $241,000, or $0.15 per diluted share, for the third quarter of 2010, and a net loss of $2.7 million or ($1.73) per diluted share, for the nine months ended September 30, 2011, compared to net income of $2.7 million, or $1.68 per diluted share, for the same period of 2010.

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Operating lease revenue was lower for the quarter and nine months ended September 30, 2011, compared to the same periods in 2010 by approximately $0.3 million and $3.9 million, respectively.  This was due primarily to the effect of aircraft that were off lease for all or part of the 2011 periods and reduced operating lease revenue from two aircraft for which the Company recorded a bad debt allowance in 2011. The effects of these reductions were partially offset by revenue related to aircraft that were on lease in the 2011 period, but were off lease in the 2010 period.

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Maintenance reserves revenue was approximately $0.5 million and $4.0 million lower in the quarter and nine months ended September 30, 2011, compared to the same periods in 2010 as a result of lower average usage by some lessees in the 2011 periods and the effect of off-lease aircraft, as well as reduced maintenance reserves revenue from two aircraft for which the Company recorded a bad debt allowance in 2011.  The 2010 period included maintenance reserves revenue related to refundable maintenance reserves retained by the Company when two aircraft were repossessed in early 2010.  Such funds were used for maintenance required by the return conditions of the leases.

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Gain on disposal of assets increased by approximately $1.0 million in the nine months ended September 30, 2011, as compared to the same period in 2010.  During 2011, the Company recorded gains on the sale of two aircraft and a gain related to insurance proceeds for the loss of an aircraft.  During 2010, the Company recorded a gain on insurance proceeds related to the loss of an aircraft, as well as gains on the sale of spare parts and an engine that was replaced on one of the Company’s aircraft.

Total expenses were approximately the same in the quarters ended September 30, 2011 and 2010.  For the nine months ended September 30, 2011, total expenses increased by approximately $1.1 million, as compared to the same period in 2010.

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Maintenance expense increased by approximately $0.5 million and $2.2 million in the quarter and nine months ended September 30, 2011, compared to the same periods in 2010.  The increases were primarily a result of an increase in one-time maintenance performed on off-lease aircraft to prepare them for re-lease.  The aircraft had been returned to the Company in 2010.  Several of the aircraft were released to new customers in 2011, and the majority of maintenance to prepare the other off-lease aircraft for re-lease has been completed.  The effect of these increases was partially offset by a decrease in maintenance performed by lessees using non-refundable maintenance reserves.

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Depreciation expense decreased by approximately $0.4 million and $1.4 million in the quarter and nine months ended September 30, 2011, compared to the same periods in 2010, primarily due to changes in estimated residual values, which the Company analyzes and adjusts periodically based on third party appraisals.

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Interest expense decreased by approximately $0.1 million and $0.4 million in the quarter and nine months ended September 30, 2011, compared to the same periods in 2010, primarily due to a lower average debt balance and related fee amortization.

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Professional fees, general and administrative and other expenses increased by approximately $0.1 million and $0.7 million in the quarter and nine months ended September 30, 2011, compared to the same periods in 2010, primarily due to higher legal and accounting expense, as well as higher aircraft insurance for off-lease aircraft.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues and other income:

Operating lease revenue	$4,948	$5,271	$13,815	$17,739
Maintenance reserves revenue	1,099	1,568	2,275	6,270
Gain on disposal of assets	-	-	1,371	416
Recovery of bad debt	-	-	-	208
Other income	154	88	390	189

	6,201	6,927	17,851	24,822
Expenses:

Maintenance costs	2,721	2,256	10,229	8,042
Depreciation	1,445	1,858	4,107	5,516
Interest	978	1,109	2,911	3,306
Management fees	909	904	2,785	2,754
Professional fees and other	498	441	1,853	1,151

	6,551	6,568	21,885	20,769

Income/(loss) before income tax provision	(350)	359	(4,034)	4,053

Income tax provision/(benefit)	(107)	118	(1,363)	1,389

Net income/(loss)	$(243)	$241	$(2,671)	$2,664

Earnings/(loss) per share:
Basic	$(0.16)	$0.16	$(1.73)	$1.73
Diluted	$(0.16)	$0.15	$(1.73)	$1.68

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,543,257	1,582,477	1,543,257	1,585,367

Summary Balance Sheet:	September 30, 2011	December 31, 2010	September 30, 2010
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$128,264	$133,011	$125,812
Total liabilities	$88,794	$90,871	$82,655
Shareholders’ equity	$39,470	$42,140	$43,157